Exhibit 5
                     Jones, Walker
                  Waechter, Poitevent
               Carrere & Denegre, L.L.P.



                    June 23, 1998





 Ceanic Corporation
 900 Town & Country Lane
 Suite 400
 Houston, Texas  77024

 Gentlemen:

   We have acted as counsel for Ceanic Corporation, a Louisiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 500,000 shares (the "Shares") of common stock, no par value for each share, pursuant to the terms of the Ceanic Corporation Amended and Restated Incentive Compensation Plan (the "Plan").

   Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                               JONES, WALKER, WAECHTER,
                                POITEVENT, CARRERE & DENEGRE, L.L.P.



                                 By:     /s/ Margaret F. Murphy
                                         -----------------------
                                             Margaret F. Murphy, Partner